Exhibit 10.1

EXECUTION COPY

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), is dated as of February 5, 2013, by and among Virgin Media Inc., a Delaware corporation (the “Company”), the Malone LG 2013 Charitable Remainder Unitrust (the “Trust”), Dr. Malone (“Dr. Malone”) and Mrs. Malone (“Mrs. Malone” and together with the Trust and Dr. Malone, the “Stockholders” and each a “Stockholder”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, the Company and the other parties named therein propose to enter into an Agreement and Plan of Merger, to be dated as of the date hereof, which provides for, subject to the terms and conditions thereof, a series of mergers pursuant to which Parent and the Company will become subsidiaries of a new parent holding company (such agreement as executed and delivered by the parties thereto, the “Merger Agreement”);

WHEREAS, as of the date hereof, the Trust is the beneficial owner of the number of shares of Series B Parent Common Stock set forth on Exhibit A (together with such additional shares of Series B Parent Common Stock that the Trust acquires, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof, the “Owned Shares”); and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into and perform its obligations under the Merger Agreement, the Company has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration given to each party, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Agreement to Vote; Effectiveness.

1.1                               Agreements to Vote.  Each Stockholder hereby irrevocably and unconditionally agrees that, from the date hereof until the earlier of (i) the time that the Parent Stockholder Approval has been obtained and (ii) termination of this Agreement in accordance with Section 5.1 hereof (the “Voting Period”), at any meeting of the stockholders of Parent at which the approval of the Merger Agreement, the First Lynx Merger and any other transaction or other matter contemplated by the Merger Agreement (collectively, “Parent Voting Matters”) is to be voted upon, however called, or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted), to the extent entitled to vote thereon, all of such Stockholder’s Owned Shares at such time, together with, in the case of Dr. Malone and Mrs. Malone, any shares of Series A Parent Common Stock owned of record (which, for this purpose, shall include shares held through such Person’s brokerage account(s)) by such Person as of the record date for such meeting of stockholders of Parent (any such shares of Series A Parent Common Stock, the “Record Date A Shares”), (a) in favor of the Parent Voting Matters; provided, however, that, if a Parent Board Recommendation Change occurs, then each Stockholder shall be required to vote (or cause to be voted) such Stockholder’s Owned Shares, and its Record Date A Shares, if any, at such time, in favor of the Parent Voting Matters, except that any voting power represented by the Owned Shares and the Record Date A Shares, in the aggregate, in excess of 30% shall instead be voted in the same proportion (for or against) as the shares actually voted for or against such measures by the stockholders of Parent other than the Stockholders; (b) against any Parent Acquisition Proposal; and (c) against any merger agreement or merger (other than the Merger Agreement and the First Lynx Merger), consolidation, combination, sale of assets, reorganization, recapitalization, dissolution, liquidation or winding up of Parent, and any amendment of Parent’s organizational documents, in each case, that would or would reasonably be expected to materially impair the ability of Parent, Merger Sub or the Company to complete the Mergers, or that would or would reasonably be expected to prevent, materially impede or materially delay the consummation of the Mergers. For the avoidance of doubt, each Stockholder agrees that the obligations of the Stockholders specified in this Section 1.1 shall not be affected (i) by any breach by Parent or Merger Sub of any of their respective representations, warranties, agreements or covenants set forth in the Merger Agreement or (ii) any breach by Company of any of its representations, warranties, agreements or covenants set forth in the Merger Agreement, provided, however, that nothing contained in this clause (ii) shall affect the Stockholders right to terminate this Agreement in accordance with Section 5.1 hereof.

1.2                               Other Voting Rights.  Except as required by this Agreement or as permitted by Section 4.3, each Stockholder will continue to hold and shall have the right to exercise all voting rights related to such Stockholder’s Owned Shares.

1.3                               Effectiveness.  This Agreement shall be effective upon the execution and delivery of the Merger Agreement by all of the parties thereto; provided, that, in the event that the Merger Agreement has not been so executed and delivered by the close of business on the 2nd Business Day following the date hereof, then this Agreement will be deemed void ab initio.

2.                                      Representations and Warranties of Stockholder(s).

Each Stockholder hereby represents and warrants to the Company as of the date of this Agreement and as of the Parent Stockholder Meeting as follows:

2.1                               Power; Due Authorization; Binding Agreement.  Such Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, partnership or other applicable action on the part of such Stockholder, and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due and valid authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms (subject to the Enforceability Exception).

2.2                               Ownership of Shares.  On the date hereof, the Owned Shares set forth opposite such Stockholder’s name on Exhibit A are owned beneficially by such Stockholder.  Other than restrictions in favor of the Company pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act or the “blue sky” Laws of the various states of the United States and any restrictions contained in the organizational documents of Parent, such Stockholder has, and at any stockholder meeting of Parent held during the term of this Agreement to vote regarding approval of the Parent Voting Matters, such Stockholder will have (except as otherwise permitted by this Agreement), sole voting power and sole dispositive power with respect to the matters set forth in Section 1.1 in respect of all of the then Owned Shares of such Stockholder.

2.3                               Acknowledgment.  Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

3.                                      Representations and Warranties of the Company.

3.1                               Representations and Warranties of the Company.  The Company hereby represents and warrants to each Stockholder that (i) the Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (ii) the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and (iii) this Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery hereof by the other parties, constitutes a valid and binding agreement of the Company (subject to the Enforceability Exception).

4.                                      Certain Covenants of the Stockholder(s).

4.1                               Restriction on Transfer, Proxies and Non-Interference.  During the Voting Period, each Stockholder hereby agrees not to, directly or indirectly:

(a)                                 except as provided in Section 4.3, sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of any of the Owned Shares of such Stockholder (any such action, a “Transfer”);

(b)                                 grant any proxies or powers of attorney with respect to the Owned Shares of such Stockholder (other than with respect to voting the Owned Shares in accordance with Section 1.1), deposit any such Owned Shares into a voting trust or enter into a voting agreement with respect to any such Owned Shares, in each case with respect to any vote on the Parent Voting Matters; or

(c)                                  except as provided in Section 4.4, make any public statements (in his, her or its capacity as a stockholder and not in any other capacity) that are inconsistent with his, her or its support of the Parent Voting Matters and the transactions contemplated by the Merger Agreement or publicly propose to take any action prohibited by paragraph (a) or (b) of this Section 4.1 (provided, that (i) the foregoing shall in no event require such Stockholder to make any public statements regarding the Parent Voting Matters and the transactions contemplated by the Merger Agreement and (ii) a statement (x) made in any court proceeding or in connection with any court proceedings, including in any pleading or deposition, or other similar proceeding, or (y) in a meeting of the board of directors of Parent (or any committee thereof) shall not be deemed to be a public statement).

4.2                               Merger Agreement Obligations. Each Stockholder (solely in such Stockholder’s capacity as such) agrees that it shall not, and shall not authorize or permit any investment banker, attorney or other advisor or representative retained by such Stockholder to act on such Stockholder’s behalf to, directly or indirectly, (i) solicit, initiate or knowingly encourage, induce or facilitate any Parent Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal, (ii) participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, any Parent Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal, (iii) engage in discussions regarding a Parent Acquisition Proposal with any Person that has made or, to such Stockholder’s knowledge, is considering making a Parent Acquisition Proposal, except to notify such Person as to the existence of the provisions of this Section 4.2, or (iv) enter into any letter of intent, agreement, contract or agreement in principle regarding a Parent Acquisition Proposal; provided, that the foregoing shall not restrict each Stockholder from engaging in discussions regarding a Parent Acquisition Proposal with any Person to the extent that Parent is permitted to engage in discussions with such Person pursuant to Section 5.3 of the Merger Agreement.

4.3                               Exception to the Transfer of Owned Shares. Each Stockholder may Transfer Owned Shares, if such Transfer is (i) a Transfer by such Stockholder to any one or more of his, her or its Related Parties (as defined below), (ii) a Transfer to the legal representatives of such Stockholder (if a natural Person) upon his or her death or adjudication of incompetency or by any such legal representatives to any Person to whom the transferor could have Transferred such Owned Shares pursuant to any sub-clause of this Section 4.3, (iii) a Permitted Constructive Disposition (as defined below), or (iv) pursuant to an agreement to Transfer any Owned Shares that was executed prior to the date hereof; provided, however, that no Transfer pursuant to Sections 4.3(i), (ii) or (iv) shall be permitted unless each Person to whom any such Transfer is made (unless such Person is already a party hereto and so bound hereby) simultaneously therewith becomes a party to this Agreement and agrees to be bound hereby as a “Stockholder” with respect to such Owned Shares (including the Stockholder Representative provisions set forth in Section 5.16) to the same extent as its transferor Stockholder.

(a)                                 “Related Party” means, with respect to such Stockholder:

(i)                                     if such Stockholder is a natural person, the spouse, siblings and lineal descendants (which shall include a Person adopted before the age of 18) of such Stockholder or any spouse of any such siblings or lineal descendant;

(ii)                                  any trust that is directly or indirectly controlled by one or more Stockholders and (A) the sole beneficiaries of which are one or more Stockholders and/or any Person described in clauses (i), (iii), (iv), (v) or (vi), or another trust described in clause (ii), of this Section 4.3(a) with respect to one or more of the Stockholders, or (B) that qualifies under Section 664 of the Code as a “charitable remainder trust,” provided that the beneficiaries consist solely of (x) one or more Stockholders, (y) one or more Persons described in clauses (i), (iii), (iv), (v) or (vi), or another trust described in clause (ii), of this Section 4.3(a) with respect to one or more of the Stockholders and (z) one or more Charitable Transferees, or (C) that qualifies under Section 170(f)(2)(B) of the Code as a “charitable lead trust,” provided that the beneficiaries consist solely of (x) one or more Charitable Transferees and (y) one or more Stockholders and/or one or more Persons described in clauses (i), (iii), (iv), (v) or (vi), or another trust described in clause (ii), of this Section 4.3(a) with respect to one or more of the Stockholders; provided, that for purposes of this clause (ii), the phrase “directly or indirectly controlled by one or more Stockholders” will include any trust that (x) has as its initial trustee a Person appointed by a Stockholder and (y) the beneficiaries of which are one or more Stockholders or one or more persons described in clauses (i), (iii), (iv), (v) or (vi), or another trust described in clause (ii), of this Section 4.3(a) with respect to one or more of the Stockholders and/or one or more Charitable Transferees;

(iii)                               a custodian under the Uniform Gifts to Minors Act or similar fiduciary for the exclusive benefit of such Stockholder’s children during their lives;

(iv)                              a Charitable Transferee;

(v)                                 a corporation, partnership, limited liability company, private foundation or other entity organized under the Laws of any state in the United States which is controlled by, and all equity, participation, beneficial or similar interests (and rights to acquire any thereof, contingently or otherwise) of which are beneficially owned solely by, one or more Stockholders and/or one or more Related Parties of a Stockholder; or

(vi)                              if such Stockholder is a trust, any beneficiary or remainderman thereof.

(b)                                 “Charitable Transferee” means any organization described in Section 501(c)(3) of the Code.

(c)                                  “Permitted Constructive Disposition” means, with respect to a security, a Constructive Disposition (as defined below) that does not, and will not at any subsequent time during the Voting Period, result in a transfer of ownership of such security for federal income tax purposes, so long as, in the case of an equity security, the Person effecting such Constructive Disposition retains the sole right to vote such equity security during the Voting Period in accordance with this Agreement and otherwise complies with his, her or its obligations hereunder.

(d)                                 “Constructive Disposition” means entering into or acquiring an offsetting derivative contract with respect to a security, entering into or acquiring a futures or forward contract to deliver a security, or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

4.4                               No Limitations on Actions.  The Company expressly acknowledges that each Stockholder is entering into this Agreement solely in its capacity as the beneficial owner of shares of Parent Common Stock, and this Agreement shall not limit or otherwise affect the actions or fiduciary duties of such Stockholder, or any affiliate, trustee, beneficiary, settlor, employee or designee of such Stockholder or any of its affiliates (collectively, “Affiliates”) in its capacity, if applicable, as a director or officer of Parent.  The Company shall not assert any claim that any action taken by a Stockholder or any of its Affiliates in its capacity as a director or officer of Parent violates any provision of this Agreement.

4.5                               Further Assurances.  From time to time, at the reasonable request of the Company and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to comply with its obligations under this Agreement.

5.                                      Miscellaneous.

5.1                               Termination of this Agreement.  This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any person upon the earliest to occur of: (i) if the Merger Agreement is terminated prior to the consummation of the Mergers, the date of the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, and (iii)  the date on which the Merger Agreement is modified, amended or supplemented, in any material respect, or any waiver of any material term, condition or provision of the Merger Agreement is granted, which modification, amendment, supplement or waiver has not been approved by Dr. Malone, provided that such approval has not been unreasonably withheld, delayed or conditioned, and provided, further, however, that it will be deemed reasonable for Dr. Malone to withhold his approval in the event such modification, amendment, supplement or waiver relates to (a) the form, type or amount of consideration payable in the Mergers (including in respect of options or other convertible or exchangeable securities), (b) the extension of the Outside Date for more than 90 calendar days beyond the latest Outside Date determined under the Merger Agreement (as in effect on the date hereof, without giving effect to any amendments or modifications thereto), or (c) the terms of the memorandum of association of UK Holdco, if such modification, amendment, supplement or waiver would reasonably be expected to adversely affect the rights of the holders of the Series B Parent Common Stock following the Mergers or would alter, amend or modify the voting requirements or procedures applicable to the board of directors of UK Holdco following the Mergers.

5.2                               Effect of Termination.  In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from any liability for any breach of this Agreement occurring prior to such termination and the provisions of this Article 5 shall survive any such termination.

5.3                               Entire Agreement.  This Agreement constitutes the entire agreement among the parties and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof.

5.4                               No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties and their respective successors and permitted assigns and, in the case of any Stockholder, any permitted transferees of Owned Shares, any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

5.5                               Assignment; Successors; Parties.  Except as provided in Section 4.3, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns (which shall include, in the event of the death of any Stockholder, such Stockholder’s estate). References to a “party” or the “parties” refer to a party or the parties to this Agreement.

5.6                               Amendment or Supplement.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

5.7                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or if by electronic mail (but only if followed by transmittal by recognized overnight courier or by hand delivery the next Business Day), (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier (upon proof of delivery) or (iii) on the earlier of confirmed receipt or the seventh (7th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to any Stockholder:

c/o John C. Malone
c/o Liberty Global, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112
Email: separately provided

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112

Attention:	Frederick H. McGrath, Esq.
Renee L. Wilm, Esq.
E-mail:	frederick.mcgrath@bakerbotts.com
renee.wilm@bakerbotts.com

If to Company:

Virgin Media Inc.
65 Bleecker Street, 6th Floor
New York, New York 10012
Attention: General Counsel
E-Mail:  separately provided

with copies to:

Virgin Media Limited
Bartley Wood Business Park Bartley Way
Hook, Hampshire RG27 9UP
United Kingdom

Attention:  Caroline Withers
E-Mail:  separately provided

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004

Attention:	Arthur Fleischer, Esq.
John Sorkin, Esq.
E-mail:	arthur.fleischer@friedfrank.com
john.sorkin@friedfrank.com

Fried, Frank, Harris, Shriver & Jacobson (London) LLP
99 City Road
London EC1Y 1AX
Attention:  Robert Mollen, Esq.
Email:  robert.mollen@friedfrank.com

5.8                               Governing Law; Venue; Waiver of Jury Trial.

(a)                                 This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Delaware.

(b)                                 Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any state or federal court located in the State of Delaware.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in the State of Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of such courts in the State of Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)                                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 5.8(C).

5.9                               Specific Performance; Remedies.  Notwithstanding anything herein to the contrary, the parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof.  Accordingly, prior to any termination of this Agreement pursuant to Section 5.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware or in any federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

5.10                        Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

5.11                        Facsimile or PDF Signature.  This Agreement may be executed by facsimile signature or by emailed portable document format (.pdf) file signature and a facsimile or .pdf signature shall constitute an original for all purposes.

5.12                        Interpretation.  When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

5.13                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and the relevant provision may be given effect to the fullest extent consistent with applicable Law.

5.14                        Non-Recourse.  Nothing contained herein, and no action taken by any Stockholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

5.15                        No Presumption Against Drafting Party.  Each Stockholder and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

5.16                        Stockholder Representative.  If any action is to be taken by, or notice given by, the Stockholder(s) hereunder at such time as there is more than one Stockholder hereunder, action taken or notice given by Dr. Malone on behalf of the Stockholders will be deemed sufficient for such purpose and the Company will be entitled to rely on any such action or notice by Dr. Malone as the action of or notice by all Stockholders.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed as of the day and year first above written.

THE COMPANY:

VIRGIN MEDIA INC.

By:	/s/ James F. Mooney
Name:	James F. Mooney
Title:	Chairman

[Signature Page to Support Agreement]

STOCKHOLDERS:

/s/ John C. Malone
John C. Malone, individually

/s/ Leslie Malone
Mrs. Leslie Malone, individually

[Signature Page to Support Agreement]

Malone LG 2013 Charitable Remainder Unitrust

By:	/s/ John C. Malone
Name:	John C. Malone
Title:	Trustee

[Signature Page to Support Agreement]

STOCKHOLDER REPRESENTATIVE:

/s/ John C. Malone
John C. Malone, individually

[Signature Page to Support Agreement]

EXHIBIT A

PARENT SERIES B COMMON STOCK OWNERSHIP

Stockholder	Number of Shares of Series B Parent Common Stock
Malone LG 2013 Charitable Remainder Unitrust	8,677,225
John C. Malone	0
Mrs. Leslie Malone	0
Total Owned Shares:	8,677,225